Exhibit 5.1

242 Trumbull Street
Hartford, CT  06103

September 30, 2011

SBT Bancorp, Inc.
760 Hopmeadow Street
P.O. Box 248
Simsbury, Connecticut 06070

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) by SBT Bancorp, Inc., a Connecticut corporation (the “Company”), relating to the registration under the Securities Act of 1933, as amended (the “Act”), of 100,000 shares of common stock of the Company, no par value per share (the “Securities”), to be offered pursuant to the Company’s Dividend Reinvestment Plan (the “Plan”).

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, agreements, instruments and certificates of public officials of the State of Connecticut and of officers of the Company as we have deemed necessary or appropriate in order to express the opinion hereinafter set forth.

Based upon the foregoing, we are of the opinion that, when the Registration Statement has become effective under the Act, and the Securities have been duly issued as contemplated by the Registration Statement and the Plan and for the consideration determined in accordance with the terms of the Plan, the Securities will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of Connecticut.  We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Day Pitney LLP

Day Pitney LLP